Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings for the December 31, 2016 Quarter and Year

Company Release – 01/26/2017

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income attributable to common shareholders for the three months ended December 31, 2016 of $1.7 million, or $.19 per diluted share, compared to $1.4 million for the three months ended December 31, 2015. Net income attributable to common shareholders for the year ended December 31, 2016 was $6.3 million, or $.69 per diluted share, compared to $3.7 million for the twelve months ended December 31, 2015. Provident Bancorp, Inc. started publicly trading on July 15, 2015 and, as a result, earnings per share are not applicable for the 2015 periods presented.

The Company has separately announced the adoption of a repurchase program for 625,015 shares, or 6.6%, of the Company’s outstanding shares.

David P. Mansfield, Chief Executive Officer, said, “This has been an incredible time for The Provident. In addition to marking the one-year anniversary since our successful partial offering on the Nasdaq, we’ve been named New Hampshire’s 7-A SBA Leading Lender in terms of dollars for the third year in a row. We’ve also embarked upon a number of exciting public private partnerships focused on economic development, including a partnership with the New England Export Expansion Fund and New Hampshire’s Department of Resources and Economic Development. This earnings report reflects our commitment to our customers and the communities we serve and we look forward to continuing to deliver future success to the businesses who work with us.”

Net interest income before provision for loan losses increased by $600,000, or 9.7%, compared to the fourth quarter of 2015 and increased by $2.8 million, or 12.2%, compared to the twelve months ending December 31, 2015. The growth in net interest income this quarter over the prior year’s fourth quarter is primarily the result of an increase in our average interest earning assets of $59.1 million or 8.7% and an increase in net interest margin of three basis points to 3.68% for the three months ended December 31, 2016. The growth in net interest income for the twelve months ended December 31, 2016 compared to the twelve months ended in the same period 2015 is primarily the result of an increase in average interest earning assets of $63.8 million or 9.8% and an increase of the net interest margin of seven basis points to 3.65% for the twelve months ended December 31, 2016.

Provision for loan losses of $219,000 were booked for the fourth quarter of 2016 compared to $160,000 for the same period in 2015. For the twelve months ended December 31, 2016 $703,000 of provisions were recognized compared to $805,000 for the twelve months ended December 31, 2015. The provisions were primarily due to an increase in our loan portfolio as we apply historical loss ratios to newly originated loans, which, absent other factors, results in an increase in the allowance for loan losses as the loan portfolio increases. The allowance for loan losses as a percentage of total loans was 1.36% as of December 31, 2016 compared to 1.40% as of December 31, 2015. The allowance for loan losses as a percent of non-performing loans was 542.98% as of December 31, 2016 compared to 346.10% as of December 31, 2015. Non-performing assets were $1.6 million, or 0.20% to total assets, as of December 31, 2016 compared to $2.3 million, or 0.31% to total assets, at December 31, 2015.

Non-interest income increased $207,000, or 21.5% to $1.2 million for the three months ended December 31, 2016 compared to the same period in the prior year. For the twelve months ended December 31, 2016, non-interest income increased $629,000, or 16.5%, to $4.4 million compared to the same period in the prior year. The primary reason for the increases in both periods presented is increased gains on sales of securities. During the twelve months ended December 31, 2016 non-interest income also increased due to income generated by bank owned life insurance policies (BOLI). Additional purchases of BOLI were made during the second half of 2015.

Non-interest expense increased $388,000, or 8.0% to $5.3 million for the three months ended December 31, 2016 compared to the same period in the prior year. The primary reasons for the increase were an increase in salary expense of $241,000, or 7.7%, and an increase in other expense of $153,000, or 20.3%. The increase in other expense is primarily from an increase in directors’ expense. Salaries expense and the directors’ expense were impacted by the adoption of the equity incentive plan awards that were granted in November. For the twelve months ended December 31, 2016, non-interest expense decreased $616,000, or 2.9%, to $20.5 million compared to the same period in the prior year. The primary reason for the decrease is the $2.2 million expense to fund the Bank’s charitable foundation in the third quarter of 2015 that did not recur in 2016. The decrease was partially offset by increases in salary and employee benefits expense. The increase in salary and employee benefits was $1.1 million, or 9.0%, for the twelve months ended December 31, 2016 due to a higher head count, increases in incentive compensation and the adoption of the equity incentive plan awards in November.

As of December 31, 2016, total assets have increased $52.1 million, or 7.0% to $795.5 million compared to $743.4 million at December 31, 2015. The primary reason for the increase is net loans with an increase of $69.5 million or 12.5%. The increase in loans was offset by a decrease in cash and cash equivalents of $9.8 million, or 47.7%, and a decrease in investments of $7.7 million, or 6.2%. On May 31, 2016, the Company reclassified all of its held-to-maturity securities to available-for-sale. The cost basis transferred was $44.2 million with an unrealized net gain of $2.2 million. The reason for the reclassification was for liquidity management. As of December 31, 2016, total liabilities have increased $44.4 million, or 6.9% to $686.3 million compared to $641.9 million at December 31, 2015. The primary reason for the increase is deposits. Deposits were $628.0 million as of December 31, 2016 representing an increase of $50.7 million, or 8.8%, compared to December 31, 2015. Offsetting the increase in liabilities were lower borrowings which decreased $7.6 million, or 13.2%, to $49.9 million as of December 31, 2016.

As of December 31, 2016, shareholders’ equity was $109.1 million compared to $101.4 million at December 31, 2015 representing an increase of $7.7 million, or 7.6%. The increases are primarily due to year-to-date net income of $6.3 million and an increase in other comprehensive income of $932,000.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 53.0% of Provident Bancorp, Inc. outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. The Provident Bank is an innovative, commercial bank that finds solutions for our business clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF).For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrower to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Source: Provident Bancorp, Inc

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	December 31,	December 31,
(In thousands)	2016	2015
	(unaudited)
Assets
Cash and due from banks	$7,939	$7,302
Interest-bearing demand deposits with other banks	2,637	12,865
Money market mutual funds	129	297
Cash and cash equivalents	10,705	20,464
Investments in available-for-sale securities (at fair value)	117,867	80,984
Investments in held-to-maturity securities (fair value of $46,474 as of December 31, 2015)	-	44,623
Federal Home Loan Bank stock, at cost	2,787	3,310
Loans, net	624,425	554,929
Bank owned life insurance	19,395	18,793
Premises and equipment, net	11,587	11,606
Accrued interest receivable	2,320	2,251
Deferred tax asset, net	4,913	5,056
Other assets	1,544	1,381
Total assets	$795,543	$743,397

Liabilities and Equity
Deposits:
Noninterest-bearing	$158,075	$153,093
Interest-bearing	469,907	424,142
Total deposits	627,982	577,235
Federal Home Loan Bank advances	49,858	57,423
Other liabilities	8,554	7,333
Total liabilities	686,394	641,991
Shareholders' equity:
Preferred stock; authorized 50,000 shares: senior non-cumulative perpetual, Series A, no par, 0 shares issued and outstanding; liquidation value $1,000 per share	-	-
Common stock, no par value: 30,000,000 shares authorized; 9,652,488 and 9,498,722 shares issued and outstanding at Decemember 31, 2016 and 2015, respectively	-	-
Additional paid-in capital	43,393	43,159
Retained earnings	66,229	59,890
Accumulated other comprehensive income	2,622	1,690
Unearned compensation - ESOP	(3,095)	(3,333)
Total shareholders' equity	109,149	101,406
Total liabilities and shareholders' equity	$795,543	$743,397

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except per share data)	2016	2015	2016	2015
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$6,688	$5,830	$25,549	$22,124
Interest and dividends on securities	763	837	3,312	3,290
Interest on interest-bearing deposits	11	11	33	38
Total interest and dividend income	7,462	6,678	28,894	25,452
Interest expense:
Interest on deposits	540	403	2,163	1,630
Interest on Federal Home Loan Bank advances	154	107	622	544
Total interest expense	694	510	2,785	2,174
Net interest and dividend income	6,768	6,168	26,109	23,278
Provision for loan losses	219	160	703	805
Net interest and dividend income after provision for loan losses	6,549	6,008	25,406	22,473
Noninterest income:
Customer service fees on deposit accounts	338	346	1,274	1,222
Service charges and fees - other	484	465	1,777	1,754
Gain on sales, calls and donated securities, net	215	-	690	317
Other income	133	152	694	513
Total noninterest income	1,170	963	4,435	3,806
Noninterest expense:
Salaries and employee benefits	3,357	3,116	12,857	11,797
Occupancy expense	354	365	1,548	1,535
Equipment expense	160	128	631	528
FDIC assessment	30	95	323	378
Data processing	171	153	662	568
Marketing expense	71	(17)	249	127
Professional fees	212	280	1,088	942
Charitable Foundation expense	-	-	-	2,150
Other	906	753	3,119	3,068
Total noninterest expense	5,261	4,873	20,477	21,093
Income before income tax expense (benefit)	2,458	2,098	9,364	5,186
Income tax expense (benefit)	730	647	3,025	1,363
Net income	$1,728	$1,451	$6,339	$3,823
Net Income attributable to common shareholders	$1,728	$1,413	$6,339	$3,656

Income (loss) per share:
Basic	$0.19	N/A	$0.69	N/A
Diluted	$0.19	N/A	$0.69	N/A

Weighted Average Shares:
Basic	9,185,285	N/A	9,176,384	N/A
Diluted	9,185,285	N/A	9,176,384	N/A

Provident Bancorp, Inc.

Selected Financial Ratios

	At or for the three		At or for the
	months ended		year ended
	December 31,		December 31,
	2016	2015	2016	2015
(unaudited)
Performance Ratios:
Return on average assets (1)	0.89%	0.81%	0.84%	0.56%
Return on average equity (1)	6.35%	5.00%	5.98%	4.07%
Interest rate spread (1) (3)	3.50%	3.49%	3.47%	3.41%
Net interest margin (1) (4)	3.68%	3.65%	3.65%	3.58%
Non-interest expense to average assets (1)	2.71%	2.73%	2.71%	3.08%
Efficiency ratio (5)	66.28%	68.34%	67.04%	77.88%
Average interest-earning assets to average interest-bearing liabilities	148.46%	154.38%	147.58%	148.35%
Average equity to average assets	14.02%	16.30%	14.06%	13.71%

	At	At
	December 31,	December 31,
(unaudited)	2016	2015
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.36%	1.40%
Allowance for loan losses as a percent of non-performing loans	542.98%	346.10%
Non-performing loans as a percent of total loans (2)	0.25%	0.41%
Non-performing loans as a percent of total assets	0.20%	0.31%
Non-performing assets as a percent of total assets (6)	0.20%	0.31%

References which should accompany the table when input into the document:

(1)	Annualized for the three-month periods
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Represents non-accrual loans plus loans accruing but 90 days or more overdue and OREO